UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                         Allin Communications Corporation
            ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            ------------------------------------------------------
                         (Title of Class of Securities)

                                   019924109
            ------------------------------------------------------
                                 (CUSIP Number)


                                 March 31, 2000
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

     |   |      Rule 13d-1(b)

     | x |      Rule 13d-1(c)

     |   |      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

CUSIP NO. 019924109            13G/A                  PAGE  2


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Emanuel J. Friedman



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States


                    5    SOLE VOTING POWER
                         95,000



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               42,870(1)
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               95,000
     WITH


                    8    SHARED DISPOSITIVE POWER
                         42,870(1)



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     137,870(1)



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.30%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.    (a).    Name of Issuer: Allin Communications Corporation


           (b).    Address of Issuer's Principal Executive Offices:

                   400 Greentree Commons
                   381 Mansfield Avenue
                   Pittsburgh, PA  15220


Item 2.    (a).    Name of Person Filing:

                   Emanuel J. Friedman

                   Mr. Friedman is the Chairman and Co-Chief Executive Officer of Friedman, Billings, Ramsey Group, Inc.

          (b).     Address of Principal Business Office or, if none,
                   Residence:

                   1001 19th Street North
                   Arlington, VA 22209-1710


Item 2.    (c).    Citizenship: United States


           (d).    Title of Class of Securities: Common Stock


           (e).    CUSIP Number: 019924109

Item 3.          If this statement is filed pursuant to sections
                 240.13d-1(b) or 240.13d-2(b) or (c), check whether
                 the person filing is a:

                 (a)     [ ] Broker or dealer registered under section 15
                             of the Act (15 U.S.C. 78o);
                 (b)     [ ] Bank as defined in section 3(a)(6) of the
                             Act (15 U.S.C. 78c);
                 (c)     [ ] Insurance  company  as  defined  in  section
                             3(a)(19) of the Act (15 U.S.C. 78c.);
                 (d)     [ ] Investment company registered under section 8
                             of the Investment Company Act of 1940
                             (15 U.S.C.80a-8);
                 (e)     [ ] An  investment  adviser  in  accordance  with
                             section 240.13d-1(b)(1)(ii)(E);
                 (f)     [ ] An employee benefit plan or endowment fund in
                             accordance with section 240.13d-1(b)(1)(ii)
                             (F);
                 (g)     [ ] A parent holding company or control person in
                             accordance with section 240.13d-1(b)(1)(ii)
                             (G);
                 (h)     [ ] A savings associations as defined in
                             section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                 (i)     [ ] A  church  plan  that is  excluded  from  the
                             definition of an investment company under
                             section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                 (j)     [ ] Group, in  accordance with section 240.13d-1
                             (b)(1) (ii)(J).

Item 4.            Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned: 137,870.


           (b).    Percent of class: 2.30%.


           (c).    Number of shares as to which the person has:

                 (i)      Sole power to vote or to direct the vote  95,000.

                 (ii)     Shared power to vote or to direct the vote 42,870(1).

                 (iii)    Sole power to dispose or to direct the
                          disposition of                            95,000.

                 (iv)     Shared power to dispose or to direct the
                          disposition of                             42,870(1).

(1) Mr. Friedman may be deemed to indirectly beneficially own these shares by virtue of his "control" position as Chairman and Co-Chief Executive Officer of Friedman, Billings, Ramsey Group, Inc. Mr. Friedman disclaims beneficial ownership of such shares.

Item 5.            Ownership of Five Percent or Less of a  Class:

                   Yes.


Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                   Not Applicable.

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   Not Applicable.

Item 8.            Identification and Classification of Members of the
                   Group:

                   Not Applicable

Item 9.            Notice of Dissolution of Group:

                   Not Applicable


Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      EMANUEL J. FRIEDMAN




Dated:   April 10, 2000            /s/ Emanuel J. Friedman
                                      ---------------------------------

Item 9.            Notice of Dissolution of Group:

                   Not Applicable


Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   April 10, 2000           EMANUEL J. FRIEDMAN




                                  ------------------------------------------
                                  Signature



                            ORIGINAL SIGNATURE PAGE